Exhibit 10.8

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

May 26, 2011

          This Severance Agreement and Release of Claims (the “Agreement”) is made and entered into by Paul S. Davit for himself and his attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (hereinafter referred to as “you”), and Enzon Pharmaceuticals, Inc., any parent, subsidiary, affiliate, successor, predecessor, or otherwise related companies, and the past and present employees, agents, officers, attorneys, directors, shareholders, and employee benefit programs of any of them, and their agents and insurers, (hereinafter the “Company”).

1.

You acknowledge that your employment with the Company will terminate effective close of business on July 1, 2011 (the “Separation Date”). Regardless of whether you sign this Agreement, you will receive your regular salary through the Separation Date, and any earned and unused compensated time off. Your medical insurance coverage under the Company’s health care plan will end on July 31, 2011. After that date, you may be eligible to participate in Company’s health care plans as offered to active employees under the provisions of COBRA. COBRA information will be sent to you by CIGNA, our third party administrator.

2.

Provided that you return a signed copy of this Agreement within the time period set forth under Section 12, and you remain employed in good standing through your Separation Date you also will receive the following additional benefits:

a.

You will receive severance equal to one (1) times the sum of the following: (i) your current Base Salary and (ii) your Target Bonus (50% of your Base Salary) for the current fiscal year. These amounts, less applicable tax withholdings, will be payable bi-weekly, in substantially equal installments over a fifty-two (52) week period in accordance with Company’s regular payroll cycle, beginning on the next regular payday following the Separation Date that is also at least eight (8) days after you return a signed copy of this letter.

b.

You will receive a pro-rated portion of your Target Bonus (50% of your Base Salary), based on the number of months worked, which would have been payable for fiscal year 2011 had you remained employed by the Company; to be received as a lump sum payment. This amounts to six (6) months.

c.

If you timely and validly elect to purchase COBRA benefits continuation, you may continue coverage under COBRA. For the period of eighteen (18) months commencing on the first of the month following your Separation Date, the Company will pay for any difference between COBRA costs to you and your current health/vision coverage contribution. COBRA benefits will begin on the first day of the month following your Separation Date. All COBRA benefits are available only during the time that you are not eligible for comparable health coverage through another employer. Should you obtain such coverage, it is your obligation to immediately notify the Company.

d.

The Company shall provide you outplacement assistance, of a type and for a period selected by the Company in its discretion. You must initiate your outplacement benefits within three months after the Separation Date.

e.

The Company will not contest any application for unemployment compensation which you might make. The Company does not, however, provide you any assurance or legal guidance regarding the laws and regulations concerning unemployment compensation.

f.

You shall continue to be entitled to any deferred compensation earned and vested prior to your separation. As per the terms of the Executive Deferred Compensation Plan all amounts earned and vested by you will be distributed based on your current election decisions and the plan terms and conditions.

	g.	The remaining unvested restricted stock units from the equity award granted on September 22, 2010 will accelerate and vest on the Separation Date.

3.

Notwithstanding anything to the contrary contained in this agreement, if a Change in Control (as defined in Section 7(c)(i)-(vi) of the Amended and Restated Severance Agreement, dated as of May 7, 2004, as amended on November 6, 2007 (the “CIC Severance Agreement”), shall occur on or before September 28, 2011the amount of severance payments you shall receive under Section 2a hereof shall be doubled and shall be payable within the 52 week period and in the manner set forth in Section 2a. In the event a Change in Control occurs on or before September 28, 2011, Section 4 of the CIC Severance Agreement shall be applicable with respect to all payments made to you under this Agreement.

4.

All benefits of any kind, other than as expressly provided in this Agreement, will cease as of the Separation Date. Except as otherwise provided in this Agreement, vesting or forfeiture of stock options and/or restricted stock units, if any, will be in accordance with the terms of the applicable plan and award agreements. However all vested stock options will remain exercisable for the full term life of the grant subject to and in accordance with the terms of the applicable plan and award agreements with the exception of the 50,000 stock options granted on March 1, 2002, which will be forfeited in accordance with the terms and condition of the 1987 Stock Option Plan.

5.

You agree not to engage in any conduct, or make any statements or representations that disparage, demean or impugn the Company. You agree that this Agreement shall not be construed as an admission of wrongdoing by the Company and that the Company expressly denies such wrongdoing. The Company agrees not to engage in any conduct or make any statements or representations that disparage, demean or impugn you.

6.	You agree that, after the Separation Date, you remain bound by and will continue to comply with the terms of the Employee Confidentiality Agreement that you signed, according to its terms.

7.

You agree that, unless otherwise required by court order, you have kept and will keep the terms and conditions of this Agreement, including without limitation the amount of consideration paid here under, strictly confidential and you agree not to reveal, publish, communicate, or otherwise disseminate this information to any person or entity not a party hereto. Notwithstanding the foregoing, you may disclose the terms of this Agreement to your spouse and attorney or other professional advisor as necessary for the purposes of obtaining legal, tax or financial advice, or as otherwise required by law, so long as such persons agree to maintain the confidentiality of the information and in any event you shall be responsible for such person’s compliance with the confidentiality provision contained herein. Because disclosure of this confidential information may be extremely detrimental to the interests of Company, and because the parties agree that measuring the actual monetary amount of such damages would be extremely difficult, you agree that you will pay back to the Company any and all sums paid by the Company to you or on your behalf pursuant to this Agreement, should you, your spouse, and/or your legal, tax or financial advisors violate this paragraph, without limitation of any and all other equitable and legal relief to which the Company may be entitled.

8.

In consideration of the benefits you will receive under this Agreement, to which you would not otherwise be entitled, you hereby release and discharge Company, from any and all claims and/or causes of action, known and unknown, which you may have or could claim to have against the Company up to and including the date of signing this Agreement. This general release includes, but is not limited to, all claims arising from or during your employment or as a result of the end of your employment and all claims arising under federal, state or local laws prohibiting employment discrimination and/or harassment based upon age, race, sex, religion, handicap, national origin, sexual orientation, veteran status, or any other protected characteristic, including but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964 and 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standard Act, the Sarbanes-Oxley Act, the Health Insurance Portability and Accountability Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, New Jersey Paid Leave Insurance Act, any applicable state wage and hour laws, and/or any other state, federal, or municipal employment discrimination statutes (including but not limited to claims based on age, sex, attainment of benefit plan rights, race, national origin, religion, handicap, sexual orientation, sexual harassment, marital status, retaliation, and veteran status), and/or any other federal, state, or local statute, law, ordinance, or regulation and/or pursuant to any other theory whatsoever, including but not limited to claims related to breach of implied or express employment contracts, breach of the implied covenant of good faith and fair dealing, defamation, wrongful discharge, constructive discharge, negligence of any kind, intentional infliction of emotional distress, whistle-blowing, estoppel or detrimental reliance, public policy, constitutional or tort claims, violation of the penal statutes and common law claims, or pursuant to any other theory or claim whatsoever, arising out of or related to employment with the Company and/or any other occurrence from the beginning of time to the date of this Agreement, whether presently asserted or otherwise.

This Agreement specifically includes any and all claims, demands, obligations, and/or causes of action for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein. You expressly waive any right or claim of right to assert hereafter that any claim, demand, obligation, damage, liability and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Agreement. You represent that you have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim, known or unknown to exist, or any portion thereof or interest therein, which such person has or may have had against the Company.

This Agreement and release does not, however, require you to waive the right to file a charge with or participate before the Equal Employment Opportunity Commission, provided, however, that you give up the right to recover damages and attorneys’ fees from such a proceeding. Nor does this Agreement and Release require you to waive vested rights, if any, to pension, retiree, health or similar benefits under the Company’s existing plans or your right to enforce this Agreement.

Unless otherwise prohibited by law, you agree that should you file a lawsuit in court which is found to be barred in whole or part by this Agreement, you will pay back to the Company any and all sums paid by the Company to you or on your behalf pursuant to this Agreement and you will pay the legal fees incurred by the Company in defending those claims found to be barred.

9.

As a material condition of this Agreement, you further represent and warrant that you have transferred, or will transfer before execution of this Agreement, to the Company all property and information of the Company which came into your possession or was developed by you in the course of your employment with the Company, including but not limited to project files, keys, reports, customer lists, computers, facsimile machines, furniture, office supplies, pagers, and printers. You further represent and warrant that you have retained no copies of any such materials or other items; and further, if you should discover that any such materials or other items, or copies thereof, are in your possession or control, you will promptly return them to the Company without disclosure to others. If you fail to return the items detailed in this paragraph before execution of this release, or if the items returned are discovered to be damaged, incomplete, or otherwise not in the same condition as when provided to employee, this Agreement is void and the Company shall have no obligation to pay you the monies or provide you the benefits detailed in Section 2 of this Agreement.

10.

Except as provided herein, you acknowledge that the Company has paid all sums owed to you, including but not limited to all salary, bonuses, commissions, business expenses, allowances, vacation pay and other benefits and perquisites as a result of your employment with the Company and/or the termination of that employment. You further acknowledge that in the absence of this Agreement, you would not be entitled to, among other things, the payments and arrangements specified in this Agreement.

11.

Except as otherwise provided herein with respect to certain portions of the CIC Severance Agreement, this Agreement (a) supersedes any prior understanding, agreement, practice or contract, oral or written, between you and Company relating to your employment or compensation, including, without limitation the CIC Severance Agreement, (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; and (d) will be interpreted, enforced and governed by the substantive law of the State of New Jersey. Notwithstanding the foregoing, the parties acknowledge and agree that the Employee Confidentiality Agreement that you signed shall remain in full force and effect according to its terms.

12.

By signing below you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence. You further agree that this Agreement contains the entire Agreement between you and Company. You are advised to consult with an attorney before signing this Agreement. You have until twenty-one (21) days from the date of this Agreement to consider this document. If you have not returned a signed copy of the Agreement by that time, the Company will assume that you have elected not to sign it and the offer will be considered withdrawn. If you choose to accept the terms of this Agreement by signing below, you will have an additional seven (7) days following the date of your signature to revoke the Agreement in writing to the Company directed to Andrew Rackear at 20 Kingsbridge Road, Piscataway, New Jersey 08854 and the Agreement shall not become effective or enforceable until the revocation period has expired.

Acknowledged and agreed to	Enzon Pharmaceuticals, Inc.

/s/ Paul Davit	By:	/s/ Ralph del Campo

Paul Davit		Ralph del Campo, COO & PEO

Dated:	May 26, 2011	Dated:	May 26, 2011